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                                                                   Exhibit 10.12

                      MEDICAL EDUCATION SERVICES AGREEMENT
                      ------------------------------------


THIS AGREEMENT, effective on September 30, 1999, (the "Effective Date"), is between Bristol-Myers Squibb Company, having its offices at 345 Park Avenue, New York, New York ("B-MS"), and Mediconsult.com Limited, with its head office at Jardine House, 4th Floor, 33-35 Reid Street, Hamilton, Bermuda HM 12, ("Company").

WHEREAS, B-MS is engaged in the development, distribution and sale of pharmaceutical products supported by innovative, serial, interactive medical education programs delivered via the internet and facilitated by BMS representatives;

WHEREAS, Company is engaged in providing internet-based solutions to pharmaceutical companies, physicians and patients as well as other services to third parties; and

WHEREAS, the parties desire that Company provide management and logistical coordination services related to the delivery of live, interactive, B-MS sponsored opinion leader led, internet delivered programs in conjunction with a B-MS representative (facilitator) to B-MS in accordance with the terms and conditions hereinafter specified.

NOW, THEREFORE, in consideration of the promises contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Definitions    When used in this Agreement, the following terms shall,
        -----------
        except where the context requires otherwise, have the meanings identified below:

        1.1. Attendee - Any person or persons participating in a medical education Program or Meeting.

        1.2. B-MS Relationship Reconciliation - A written summary of the status of all Projects performed during the previous contract year, as well as all active, ongoing Projects in the current contract year, using the forms provided in Schedule E of this Agreement.

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        1.3.   B-MS Relationship Review - A meeting between a designated Company representative, as specified in a Project Order, and the appropriate representative from B-MS, the purpose of which is the review of the status of all Projects being performed, and those completed, under this Agreement. All meetings required hereunder shall be conducted in person, unless the Company's primary offices are more than 200 miles from B-MS's Plainsboro/Princeton area offices. In such event, teleconference or videoconference meetings are an acceptable substitute.

        1.4. Concierge - An employee of the Company assigned to manage all logistics for executing a Program. The concierge will specifically manage communications and logistics related to the B-MS opinion leader.

        1.5. Co-Pilot - An individual either from B-MS or the Company who will co-facilitate the production of individual Programs.

        1.6. extraNet Website - An internet site which will allow employees from B-MS and the Company to access project management tools, a calendar of past and planned Programs, promotional information, training tools, and archived Programs.

        1.7. Initial Term - The period of time commencing on the Effective Date and terminating December 31, 2000, unless or until terminated by either party in accordance with the terms of this Agreement. This period is also referred to as "Stage One".

        1.8. Management Fee - The fee payable by B-MS to Company for the Services performed by Company related to any Meeting, Program or Project, assigned to Company under this Agreement.

        1.9. Meeting - A live, interactive B-MS opinion leader led, internet delivered program in conjunction with a B-MS representative (facilitator) participation for which Services are provided by the Company hereunder. A Meeting may also be archived or transferred to cd-rom or any comparable format for subsequent viewing by a healthcare provider with or without a B-MS representative.

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        1.10.  Milestone - A day set forth in each completed Project Order that represents a critical step in the completion of a project or service as defined in the project timeline.

        1.11. Pass-Through Expenses - Those third party, and/or all other expenses not included in the Management Fee incurred by the Company on behalf of B-MS according to the procedures set forth herein, either paid by the Company and reimbursable by B-MS or directly billed to B-MS through preferred suppliers on behalf of the Company.

        1.12. Program - A live, interactive B-MS opinion leader led, internet delivered program in conjunction with a B-MS representative (facilitator) participation for which Services are provided by the Company hereunder. A Program may also be archived or transferred to cd-rolm or any comparable format for subsequent viewing by a healthcare provider with or without a B-MS representative.

        1.13. Project - Any Program or Meeting, or series of thereof, assigned to Company by BMS for the performance of Services related thereto, under the terms of a Project Order attached hereto as Schedule D, and hereby made a part hereof.

        1.14. Project Reconciliation - A written summary of the status of each Project including, without limitation, fees paid to Company for each Project, and all expenses incurred by Company related to the Project.

        1.15. Project Review - A person to person meeting between a designated Company representative, as specified in a Project Order, and the appropriate representative from B-MS, the purpose of which is the review of the status of any open Project or upon final completion of a Project.

        1.16. Ramp Down Costs - Costs associated with this Agreement or Services provided pursuant to an active Project Order. These costs will be partially reimbursed in the event the Agreement expires after Stage One or Stage Two, terminates or is suspended. Such costs may include, but are not limited to, the salaries, fringe

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               benefits and directly allocated overhead costs related to
               the 3 month ramp down period for any employees who have spent more than 80% of the prior 3 months working on B-MS projects under this Agreement. The amounts and payment methodologies for such Ramp Down Costs are to be negotiated within 30 days of the decision to allow the Agreement to expire after Stage One or Stage Two, or within 30 days after notification of early termination or suspension of this Agreement.

        1.17. Services - The Meeting or Program services performed in accordance with a Project Order, subject to the performance standards set forth in Schedule A or as modified in a specific Project Order, to be provided by the Company to B-MS during the term of this Agreement.

        1.18. Speaker - Any person requested to speak or present at any Meeting, Project or Program

        1.19. Stage Two - A potential two-year renewal period from January 1, 2001 through December 31, 2002.

        1.20. Stage Three - A potential two-year renewal period from January 1, 2003 through December 31, 2004.

2.      Agreement Term
        --------------

        2.1. The term of this Agreement shall commence on the Effective Date and will continue in effect until December 31, 2000, unless or until terminated by either party in accordance with the terms of this Agreement. This initial term is also called Stage One of the Agreement.

        2.2. Based on acceptable performance levels by the Company during Stage One as determined by B-MS, B-MS and the Company will enter into discussions regarding a two year renewal of this Agreement, Stage Two (January 1, 2001 through December 31, 2002), by September 1, 2000 with final agreement on contract language, exclusivity and payment methodologies for additional Programs by October 31, 2000. Subject to the parties reaching agreement on Stage

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               Two, B-MS will employ reasonable best efforts to deploy
               3,000 Programs during Stage Two of the Agreement. Activity scale up in Stage Two will be contingent on anticipated reductions in the price per program to be provided by the Company. Exclusive of quality and/or technology issues and subject to B-MS's rights to terminate under Section 14.1., if the parties do not reach an agreement related to Stage 2 by October 31, 2000, Stage 1 and all open Project Orders will be extended to April 1, 2001 or Project completion whichever occurs last. Negotiations of any final Ramp Down Costs and related Company service utilization will be conducted and finalized between November 1, 2000 and November 30, 2000.

        2.3. Based on acceptable performance levels by the Company during Stage Two as determined by B-MS, B-MS and the Company will enter into discussions regarding a two year renewal of this Agreement, Stage Three (January 1, 2003 through December 31, 2004), by September 1, 2002 with final agreement on contract language, exclusivity and payment methodologies for additional programs by October 31, 2002. Exclusive of quality and/or technology issues and subject to B-MS's rights to terminate under Section 14.1., if the parties do not reach an agreement related to Stage 2 by October 31, 2002, Stage 2 and all open Project Orders will be extended to April 1, 2003 or Project completion whichever occurs last. Negotiations of any final Ramp Down Costs and related Company service utilization will be conducted and finalized between November 1, 2002 and November 30, 2002.


3.      Services
        --------

        3.1. B-MS agrees to engage the Company in a minimum of three (3) Project Orders during Stage One of this Agreement. Subject to the initiation and successful completion, as determined by B-MS, of the Services set forth in each Project Order, B-MS agrees to compensate the Company up to a maximum of Five Million Dollars ($5,000,000) for Services provided under Project Orders 1 and 2. It is anticipated that Project Order 3 will cover Services provided by the Company

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               in the preparation and facilitation of activities related to the initial 240 broadcasts to begin July 1, 2000. The detailed services, pricing and payment methodologies for Project Order 3 will be negotiated no later than March 31, 2000 and this Agreement will be amended to include services, pricing and payment methodologies for Project Order 3.

               3.1.1. Project Order 1 will include, at a minimum, and require the delivery of full documentation to support the development of the initial business model concept for B-MS requested services, development of B-MS directed customization of the initial business plan, development of initial high level processes, work plans, required components for the initial 240 Programs and all presentations to B-MS and related consulting services. In addition, Project Order 1 will cover all consulting services and processes developed to date. The payment schedule, complete scope of services and activities will be specified in Project Order 1, which shall be submitted by the Company, and if acceptable to B-MS, approved in writing by B-MS prior to the final execution of this Agreement. The maximum payment for Project Order 1 will be One Million Dollars ($1,000,000).

               3.1.2. Project Order 2 will include, at a minimum, and require delivery of documentation and prototypes for the design and approval by B-MS of detailed process, work plans, systems and organization structures for the opinion leader recruitment and management system, the broadcast scheduling and logistics system and the extranet website. In addition, Project Order 2 will include and provide full documentation of the design of detailed processes and work plans for broadcast execution, content management, training plans and curriculum design for B-MS sales force, Co-Pilots, Concierges and other necessary personnel related to the initial 240 programs, delivery of the database cross-match of the POL membership to B-MS's T2001 database, services in preparation and support for Neuroscience Opinion Leader training and services related to the Plan of Action meetings for the Neuroscience/Infectious Disease/Dermatology (NID) sales force, as well as, detailed work plans for

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                         all activities related to the 240 programs and
                         execution of activities related to retaining staff to implement the 240 Program roll-out. The payment schedule, complete scope of Services and related activities will be specified in Project Order 1, which shall be submitted by the Company and if acceptable to B-MS approved in writing by B-MS prior to the final execution of this Agreement. The maximum payment for Project Order 2 will be Four Million Dollars ($4,000,000).

               3.1.3. It is anticipated that Project Order 3 will cover Services provided by the Company in the preparation and facilitation of the initial 240 Programs to begin July 1, 2000. The detailed services, pricing and payment methodologies for Project Order 3 will be negotiated no later than March 31, 2000 and this Agreement will be amended to include services, pricing and payment methodologies for Project Order 3.

        3.2. In addition to the initial 3 Project Orders, B-MS may, from time-to-time, engage the Company to provide additional services by submitting to the Company a written request for services which shall set forth, in sufficient detail, the specifications and such other project information as B-MS shall deem appropriate ("Additional services"). All Additional services performed by the Company for B-MS shall be governed by the terms of this Agreement.

        3.3. Promptly after receipt of such request for Additional services, the Company will provide a written proposal containing a description of services and associated pricing for performance of the Additional services in accordance with said description and in accordance with Schedule C. The pricing for, and description of services, which shall include the specifications, scope and deliverables of the respective project, shall be submitted with a completed Project Order, in the format attached hereto as Schedule D.

        3.4. In the event B-MS elects to have the Company perform such Additional services for a Project, B-MS shall accept such proposal in writing, signified by a completed Project Order, signed by a duly authorized representative of each of the

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               parties, whereupon the Company shall perform the Additional services in accordance with the specifications for that project.

        3.5. Any changes in specifications, deliverables, scope, or other aspects of a Project specified in any Project Order must be submitted in writing in a revised Project Order, approved and executed by the Company and B-MS prior to the commencement of any work related thereto, in accordance with Schedule C. Any additional work not directly related to such changes is not billable to B-MS.

        3.6. For the purposes of this Agreement, scope changes include, but are not limited to, additions to, reductions in or changes in the type of work required for the Services set forth on the original Project Order. Additional work required as a result of such scope changes shall include hours that the Company will incur as a result of such scope changes, provided the additional work is approved by B-MS, in writing. Company will promptly submit the necessary Project Order schedule(s), attached as Schedules D.1,
               D.2 and D.3, to B-MS when there is a change of scope. The Project Order schedules will include costs applicable to each scope change, and shall reflect the new, total cost of the Project.

               3.6.1. Additional work not resulting from scope changes includes, among other things, (i) work required in order to complete deliverables as outlined in the Agreement or Project Order schedules, except where such work is required due to the delay or failure of B-MS to perform as required hereunder or in a Project Order and
                         (ii) work required in B-MS's reasonable discretion as a result of poor quality, ineffective, incorrect, or unsatisfactory work on the part of the Company.

        3.7. Schedule D.1-D.3 will be attached to each completed Project Order, as necessary, and submitted for all Services performed by the Company. Estimated costs and hours for each Project will be submitted on a separate form (one form per Project). For all other Projects, pricing will be submitted in the Company's own format, unless B-MS chooses to supply a form for such Projects.

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        3.8.   The Company represents and warrants that (i) it has sufficient experience and expertise to perform all Services and Projects to be performed hereunder, (ii) its personnel will perform all such Services and Projects in accordance with the provisions of this Agreement including the Confidentiality provisions, and (iii) it shall utilize only individuals with suitable professional training to perform such Services and Projects. The Company shall, at no cost to B-MS, re-perform any work in compliance with this warranty. In addition, all Services performed pursuant to this Agreement shall be rendered in accordance with all applicable industry standards and practices generally applicable to the Company's and B-MS' industry, including, without limitation, all relevant regulations, laws, guidelines and standards including those set forth by the American Medical Association ("AMA"), the U.S. Food and Drug Administration ("FDA"), the Accreditation Council for Continuing Medical Education (the "ACCME") and the performance standards specified in Schedule A.

               3.8.1. Company agrees to provide logistical support consistent with AMA, FDA and ACCME guidance for any medical education program being developed by an independent third party institution under an educational grant from B-MS. The third party institution retains and is responsible for exercising full control over the structure and the content of any activity funded through the grant by B-MS, including the selection of instructors and presenters for any programs or presentations. Generation of participants or audience attendance for the funded independent medical education program will be the responsibility of the third party institution, however, Company may provide limited assistance at the specific direction or request of the third party institution.

        3.9. Except as otherwise agreed in a Project Order the Company shall furnish all personnel, facilities, equipment, material, supplies, know-how and otherwise do all things necessary for, or incident to, the performance of Services related to each Project. In addition, the Company shall not charge B-MS for any Services

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               including any Additional services performed by the Company's employees under this Agreement if said employees are (i) currently performing services for B-MS under a separate agreement, and (ii) Company is charging B-MS a full time rate for said employees under that separate agreement.

        3.10. B-MS may, in its reasonable discretion, either reject personnel assigned by Company to a Project, or request the Company to remove an employee from any Project assigned to the Company hereunder. Such requests will be reviewed by the parties in advance of any personnel changes and will be considered under nondiscriminatory conditions. In the event of such rejection or removal, Company shall promptly identify a new person for assignment to the Project. To the extent reasonably possible, the Company must gain approval from B-MS at least two (2) months prior to adding or removing any employee from any Project assigned to the Company hereunder.

4.      Payment
        -------

        4.1.   For Services
               ------------

               4.1.1. B-MS will pay the Company, as full and complete compensation for satisfactorily providing the Services and assuming all duties, responsibilities, and obligations under this Agreement, a management fee and pass through expenses in accordance with the rates and pricing as specified in each Project Order as negotiated and subject to the maximum amount set forth in the Section 3 Services of this Agreement or as
                                          --------
                         amended. The Company shall not incur any expenses to be billed to B-MS for any Services without the prior written approval by an authorized representative of B-MS.

               4.1.2. For Services requested by B-MS of the Company, effected through a Project Order and matching the service description, B-MS will pay the Company, as full and complete compensation for satisfactorily providing the Services and assuming all duties, responsibilities, and obligations

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                         under this Agreement, a Management Fee not to exceed
                         that specified in each Project Order as negotiated.

               4.1.3. Upon written approval by B-MS of each Project and the related expenses, B-MS shall pay the Company a Management Fee in accordance with the following schedule UNLESS a separate payment schedule is described as part of a completed Project Order:

                         4.1.3.1. One-third of the estimated budget net fifty-
                                  five (55) days following B-MS' receipt of the Company's invoice, in accordance with Section
                                  4.2 below;

                         4.1.3.2. One-third of the estimated budget net fifty
                                  five (55) days following B-MS' receipt of the Company's second invoice, in accordance with
                                  Section 4.2 below; and,

                         4.1.3.3. The remaining balance of actual costs related
                                  to the Management Fee incurred for the Project net fifty-five (55) days following receipt of the Company's final invoice for such costs.

        4.2.   Billing Procedure: Company shall bill B-MS for fees in
               -----------------
               accordance with the Invoicing Guidelines in Schedule F. If a separate payment schedule is NOT described in a specific Project Order, the billing shall occur as follows:

               4.2.1. The Company shall bill B-MS, promptly upon commencement of the Project, for an amount equal to one-third of the Project Management Fee set forth in the Project Order for the respective Project.

               4.2.2. At the Midpoint of a Project or Program, the Company shall bill B-MS for an amount equal to one-third of the Project Management Fee set forth in the Project Order for the respective Project.

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                4.2.3.   Within thirty (30) days of completion of the proposed
                         Services and acceptance of deliverables for each Project, the Company shall (i) submit to B-MS reconciliation reports for the Project or Program, which shall contain the information set forth in, and in a form similar to those set forth on Schedule E, and
                         (ii) bill B-MS the remaining balance of the actual charges, including Management Fee and Pass Through Expenses, incurred for each Project.

                4.2.4. Invoices shall be payable net fifty-five (55) days following the receipt thereof by B-MS, provided Company submits the reconciliation reports required above.

        4.3.    Pass-Through Expenses: In addition to the agreed upon
                ---------------------
                Management Fee for Services and excluding any Pass-Through Expenses which may be directly billed to B-MS by a third party on behalf of the Company, B-MS shall reimburse the Company for reasonable Pass-Through Expenses incurred in connection with a Project and specified in the estimate included within a proposal for such Project. Any individual Pass-Through Expense which is expected to, is budgeted to, or is likely to exceed $20,000 must be submitted to three (3) vendors for bids on the related work, or, when less than three (3) vendors are available, to the maximum number of vendors reasonably possible.

                4.3.1. With the exception of expenses that are directly billed to B-MS, Company may bill B-MS an amount equal to no more than 50% of the estimate for Pass-Through Expenses upon commencement of the Project. Company will reconcile these expenses and make appropriate adjustments on the final project invoice presented to B-MS. Invoicing for Pass-Through Expenses will be submitted in accordance with Schedule F.

                4.3.2. B-MS shall reimburse the Company for the following Pass-Through Expenses:

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                        4.3.2.1.  All approved, actual project expenses,
                                  reasonable travel expenses (including
                                  transportation at coach class and hotels and
                                  meals of Company personnel in connection with necessary and customary servicing of the B-MS account), the production of materials (with prior written approval of B-MS) and special requests by B-MS. Travel to and from B-MS facilities in the Plainsboro/Princeton area will be at the Company expense, and time spent by employees of the Company for such travel will not be billed to B-MS. All travel outside the Company's offices directly related to B-MS Projects requested and approved by B-MS in advance of the travel period will be paid as an out-of-pocket expense. All travel arrangements for Company employees will comply with the B-MS Travel Policy for Medical
                                           ------------------------------
                                  Education Vendors.
                                  ------------------

                        4.3.2.2. Facsimile, telexes, long-distance telephone, telegrams and similar means of communications, storing, customs, duties, sales and excise taxes and the like specifically related to Program Services.

                4.3.3.  The following are not reimbursable Pass-Through
                        Expenses: (i) Company employees' breakfast, snacks, lunches and dinners during the course of normal work days, excluding days in attendance at a Meeting or Program; (ii) Company presentations for additional B-MS products not previously incorporated into this Agreement (unless with prior written approval of B-MS); (iii) handling costs or commissions on honoraria charged by the Company or third parties; and, (iv) Company hours spent in Project Review or B-MS Relationship Review meetings.

                4.3.4. In no event shall the Company incur total Pass-Through Expenses for any Project which exceed the estimates set forth in the relevant Project Order by five percent (5%), without prior written approval by B-MS. B-MS

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                        shall not be obligated to pay Company for any such
                        excess expenses incurred without such prior written approval.

                4.3.5. Company will not submit an invoice to B-MS for Pass-Through Expenses that will be directly billed to B-MS through preferred suppliers.

                        4.3.5.1. All documents and packages requiring shipping service shall be shipped by UPS or Fed Ex in accordance with the requirements specified in Schedule G.1.

                        4.3.5.2. All printed materials, excluding reprographics and work with a cost under $1,000, shall be produced by a B-MS preferred printer in accordance with the requirements specified in Schedule G.2.

        4.4. Subject to a specific Project Order, the Company may be responsible for handling payment of speaker honoraria and for all tax record preparation and reporting associated with Speaker honoraria. In addition, honoraria shall be paid to Speakers within ten (10) working days of the conclusion of the respective Program or Meeting. For the purposes of this Agreement, honoraria are considered to be Pass-Through Expenses.

        4.5. The parties acknowledge that, from time to time, as Project, Program or Meeting logistics may require, the Company may request and B-MS shall make certain payments directly to a third party payee. All such requests by the Company must be submitted to B-MS in writing.

        4.6.    No commission.  The Company shall bill B-MS its actual costs
                --------------
                for any Pass-Through Expenses set out in Articles 4.4 and 4.5, net of any commissions.

        4.7. During the term of this Agreement, and for a period of two (2) years thereafter, upon reasonable notice and at reasonable times, B-MS shall have the right to audit

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                and examine all contracts, third party bids, documents,
                correspondence, time sheets, account records, and other material (except for individual payroll and personnel records) which relate to the B-MS account. Without limiting the generality of the foregoing, some examples of documents that may be requested include Fee Spending Summary by Project, Fee Spending Summary by Employee, Fee Spending Detail by Project, Fee Reconciliation, and receipts for expenses. This right may be exercised by any employee, agent, representative, attorney or accountant duly authorized by B-MS. The expense of such audit or examination shall be borne by B-MS.

        4.8. Notwithstanding anything contained herein to the contrary, B-MS shall not be obligated to pay for, and the Company shall not invoice B-MS for, any time spent traveling in connection with this Agreement or management of employees of the Company with regard to such issues as skills, level of proficiency, work habits and other items necessary to ensure the high level of job performance required in connection with the rendering of Services to B-MS but not solely directed to the management or conduct of a Project.

5.      Company Performance Review/Reconciliation
        -----------------------------------------

        5.1. B-MS acknowledges and agrees that B-MS's performance of its obligations under this Agreement and cooperation with the Company are essential to the Company's ability to provide Services in the manner and within the time periods specified in the Project Orders, and each party agrees to cooperate in good faith and maintain an appropriately high level of effort to meet the timetables outlined in the Project Orders and ensure effective communication and coordination in all matters requiring the joint efforts of B-MS and the Company. To this end, during the term of this Agreement B-MS and Company will hold monthly meetings on the third Tuesday of each month, or such other day as B-MS and Company may agree, attended by designated senior managers of both B-MS an Company. The purpose of such meetings will be to mutually assess the respective parties' level of activity and performance quality as measured by a predetermined reporting mechanism

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                (Progress/QA/QC/Report Card) hereunder and to coordinate each party's role in achieving the goals of this Agreement.

        5.2. From time to time during the term of this Agreement, but in no event less than once per year, B-MS may request, and the Company agrees to participate in, a performance evaluation with respect to the Company's performance of the Services, the working relationship between the Company and B-MS, and the implementation of this Agreement.

        5.3. Within thirty (30) days after the end of each Program or Project, the Company will provide B-MS with a Project Reconciliation, and promptly thereafter, but no sooner than five
                (5) days after B-MS' receipt of the Project Reconciliation, the parties shall meet for a Project Review.

        5.4. On an annual basis the Company will provide B-MS with the B-MS Relationship Reconciliation and promptly thereafter, but no sooner than five (5) days after B-MS' receipt of the B-MS Relationship Reconciliation, the parties shall meet for a B-MS Relationship Review.

6.      Confidential Information
        ------------------------

        6.1. Company acknowledges and agrees that, while providing Services hereunder it may have access to, or become acquainted with, certain information that B-MS considers confidential and proprietary. For the purposes of this Agreement, "Confidential Information" shall include, without limitation, all information relating to B-MS' products, B-MS' past, present and future sales and marketing information, commercial and financial trade secrets, intellectual property, written documents, depictions, oral statements, art work, answer prints, and other similar information, which is revealed to Company as a result of entering into or performing its obligations under this Agreement. Confidential Information shall not include any information that:

                6.1.1. was known to Company prior to the date of this Agreement, as evidenced by its written records;

                6.1.2. was lawfully obtained by Company from a third party without any obligation of confidentiality;

                6.1.3. is or becomes part of the public domain except by
                       breach of this Agreement;

                6.1.4. is possessed or developed by Company independently and apart from this Agreement; or

                6.1.5. is required to be disclosed pursuant to any statutory, regulatory or judicial requirement or other legal compulsion. In the event Company is compelled to disclose Confidential Information as contemplated herein, Company will provide advance written notice to B-MS prior to making such disclosure, shall inform the receiving party of the confidentiality requirements of this Agreement prior to disclosing any such Confidential Information, and limit any such disclosure to the scope required by the statutory, regulatory, judicial or other legal compulsion.

        6.2. For a period of five (5) years from the expiration or termination of this Agreement, Company shall keep all Confidential Information in confidence and use the Confidential Information only in connection with the performance of its obligations hereunder and for no other purpose, and shall not disclose or otherwise make available, directly or indirectly, any item of Confidential Information to anyone other than Company employees and agents of Company who need to know the same in the performance of the Services. Company will require all its employees and/or agents having access to B-MS Confidential Information to treat such Confidential Information in the same manner as they treat Company Confidential Information and shall take all such necessary precautions to prevent unauthorized disclosure of such Confidential Information by its employees, directors, officers or agents. Company shall not duplicate any material containing Confidential Information, except in the direct performance of the Services under this Agreement. Upon request of B-MS, Company shall either return or destroy, at B-MS' sole discretion, all Confidential Information in its or its agents' possession within thirty (30) days following the expiration or termination of this Agreement.

        6.3. The Company acknowledges that the unauthorized use or disclosure of Confidential Information by Company's employees or agents may give rise to irreparable injury and that such injury may not be adequately compensated by damages, and that, accordingly, B-MS may seek and obtain injunctive relief against the Company or any individual furnished Confidential Information by B-MS hereunder to prevent the breach or threatened breach of any promise made in this Agreement, in addition to any other legal remedies which may be available to B-MS. The rights of B-MS stated in this paragraph shall remain in full force and effect after termination of this Agreement.

        6.4. To the extent B-MS is provided access to or becomes acquainted with Confidential Information of Company in connection with this Agreement, the foregoing provisions of this Article shall apply in a reciprocal manner to the Confidential Information of Company and the related obligations of B-MS. However, B-MS's obligation herein to the Company is limited to Confidential Information specifically identified by the Company as confidential, and the Company must reduce to writing and provide to B-MS marked as confidential a description of any Confidential Information disclosed to B-MS up through the date of execution of the Agreement within thirty (30) days of said execution. Moreover, all subsequent disclosures of Confidential Information by the Company to B-MS must be marked confidential or where oral or visual reduced to writing and provided to B-MS within thirty
                (30) days of such disclosure.

         6.5. Any public announcements or similar publicity with respect to the existence and/or terms of this Agreement or any announcement or disclosure relating to the

                Services provided hereunder shall be made only upon prior written approval by Authorized representatives of the parties. Nothing herein shall prevent either party from making such disclosures as may be required pursuant to any statutory, regulatory or judicial requirement or other legal compulsion provided, however, the disclosing party will provide advance written notice to the other party prior to making such disclosure and limit any such disclosure to the scope required by statutory, regulatory or legal compulsion. B-MS acknowledges and agrees that the Company: (a) will be required to file this Agreement as a "material contract" with the U.S. Securities and Exchange Commission ("SEC"), and that the Company will request confidential treatment with respect to the Schedules to the Agreement and any other parts of the Agreement reasonably requested by B-MS; and (b) may include in its filings, reports and discussions with the SEC, its stockholders and other persons information regarding the Agreement upon written prior approval of B-MS. B-MS agrees to consider in good faith any request by the Company for consent to include in such filings and reports other information regarding the Agreement reasonably requested by the Company.

7.      Indemnification
        ---------------

        7.1.    Indemnification by the Company.  The Company shall defend,
                ------------------------------
                indemnify and hold harmless B-MS, its directors, officers, employees and agents, and any person or entity which controls any of them, from and against any and all claims, suits, actions, damages, liabilities, assessments, interest charges, penalties, costs or expenses (whether or not arising out of third-party claims and including all amounts owed by the parties in accordance with the terms of this Agreement), including reasonable attorney's fees (collectively, "Liabilities"), arising out of (i) the breach by the Company of any of its covenants or obligations under this Agreement and (ii) the Company's negligence or willful acts or omissions, (iii) libel, slander, or defamation, (iv) infringement of copyright or other intellectual property right of any kind whatsoever, (v) piracy, plagiarism, unfair competition or item misappropriation under any implied contract, and (vi) invasion of rights of privacy committed or alleged to have been committed in any work prepared by, for, or on behalf of B-MS hereunder. Indemnification under this provision shall survive termination of this Agreement.

        7.2.    Indemnification by B-MS.  B-MS shall defend, indemnify and hold
                ------------------------
                harmless the Company, its directors, officers, employees and agents, and any person or entity which controls any of them, from and against any and all liabilities arising out of (i) the breach by B-MS of any of its covenants or obligations under this Agreement; (ii) B-MS' negligence or willful acts or omissions;
                (iii) the manufacture, distribution, use, or sale of any products by B-MS or any product liability claim relating to products presented at a Meeting; (iv) material created by B-MS and provided to Company for the performance of services hereunder; (v) infringement of copyright or other intellectual property right arising from design requirements or product specifications provided in written instructions or materials from B-MS; and (vi) B-MS' failure to pay Pass-Through Expenses in accordance with Schedule G and Article 4. Indemnification under this provision shall survive termination of this Agreement.

        7.3.    Indemnification Procedures.  A person or entity (the
                --------------------------
                "Indemnitee") which intends to claim indemnification under this Article shall promptly notify the other party (the "Indemnitor") in writing, by Certified Mail, return receipt requested, of any action, claim or liability in respect of which the Indemnitee intends to claim such indemnification. Indemnitor shall diligently defend any such third-party action, claim or liability. Subject to Indemnitor's agreement to hold the Indemnitee harmless therefore and Indemnitor's compliance with indemnification obligations, the Indemnitee shall: (i) at the Indemnitor's expense, cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this Agreement; and
                (ii) permit the Indemnitor to settle any such action, claim or liability and agrees to the control of such settlement by the Indemnitor (provided that such settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein). No action, claim or liability which does adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein shall be settled without the prior written consent of the Indemnitee and the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense; provided, however,
                                                          ------------------
                that if the named parties to the action or proceeding include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnitee shall be paid by the Indemnitor.

8.      Additional Products and Projects
        --------------------------------

        8.1. Additional costs and fees, if any, incurred in connection with brands or products not assigned to the Company by B-MS pursuant to this Agreement, but included in a subsequent Project Order, shall be agreed upon by the parties in writing prior to the commencement of any Services related thereto, and shall be included in this Agreement as such.

        8.2. B-MS is under no obligation to employ the Company in connection with any projects other than the Projects incorporated herein by way of an executed Schedule D.

        8.3. During the term of this Agreement and for a period of one (1) year after any expiration or termination hereof, Company shall not provide the same Services to any pharmaceutical, health care or biotechnology company, including its affiliates, subsidiaries and related companies. Prior to commencing work on any Program, Project or Meeting, Company shall inform B-MS of any current work it is performing which may be in violation of the foregoing terms and discontinue such work immediately.

9.      Change of Ownership
        -------------------

        9.1. The Company must inform B-MS of any significant change in (i) Company ownership and (ii) Company's upper level management within five (5) days of such change in ownership by Certified Mail, return receipt requested.

10.     Ownership/Trademarks/Copyrights/Inventions
        ------------------------------------------

        10.1.   Intellectual Property/Ownership.  Subject to the rights of
                -------------------------------
                third parties in interest, which rights are disclosed in advance in writing to B-MS, and further subject to all applicable laws, regulations and guidances, all trademarks and trade names, logos, slogans, creative ideas, reports, speeches, computer programs and databases, advertisements, layouts, scripts, artwork, photographs, designs, slides, copyrights, inventions, trademarks or other works designed, compiled, developed or created by Company its agents, third party vendors or subcontractors for B-MS in connection with this Agreement or resulting in whole or in part from Services provided under this Agreement ("Intellectual Property"), shall be the sole and exclusive property of B-MS. B-MS shall have the full and free right to use any and all Intellectual Property wherever and whenever it chooses, in any way it deems necessary or advisable, without any additional payment of any compensation to Company. This Agreement shall be deemed a transfer of copyright of any copyrightable subject matter created by Company. Company shall execute any and all documents necessary to demonstrate or perfect such transfer. Company shall not at any time, in any manner, during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from B-MS or B-MS' parent, subsidiary or affiliate companies, in respect of such Intellectual Property created by the Company hereunder.

        10.2. The Company shall immediately (within 5 days) disclose to B-MS, in writing, any methodologies, modifications, enhancements, programs, tools, technologies, software (including source code, object code and documentation related thereto) other materials or inventions (each an "Invention") developed by the Company, any agents, third party vendors or subcontractors retained by the Company in the performance of any activities or services related to any Project Order hereunder. Title and license rights to all such Inventions shall be the exclusive property of B-MS. The Company shall assign, and shall take appropriate steps to ensure that all Company personnel and third party vendors are obligated to assign to B-MS all right, title and interest each may have in any such invention and will cooperate with the foregoing.

        10.3. The Company represents and warrants that it shall execute, or cause its agents, third party vendors and/or subcontractors to execute any documents necessary or desirable to secure or perfect B-MS' legal rights and worldwide ownership in such Intellectual Property and Inventions, including, but not limited to documents relating to patent, trademark and copyright applications. B-MS may, in its sole determination, apply for registration of any patent(s), trademark(s), and copyright(s) worldwide. B-MS shall pay for any out-of-pocket expenses incurred in connection with such cooperation.

        10.4. Any and all artwork, logos, graphics, video, text, data, images, audio, slides, trademarks, tradenames, copyrights, patents, intellectual property, proprietary property, and/or other materials supplied by or through B-MS to Company in connection with this Agreement, as well as the HTML formatting code of and domain name or names assigned to the web site, if any, shall remain the sole and exclusive property of B-MS (the "B-MS Content"). No rights shall be transferred from B-MS to Company with respect to any of the B-MS Content or any other copyrights, trademarks, trade secrets, patents or other intellectual property or proprietary rights provided hereunder, except to the extent necessary to perform the activities or services under any completed Project Order.

        10.5.   Intellectual Property/Company Duties.  The Company shall not
                ------------------------------------
                adopt, suggest, or recommend the use of any Intellectual Property of which the Company has actual knowledge or reason to know is identical, nearly identical to, or confusingly similar to that owned by or being used by a third party.

        10.6. The Company agrees that any and all telephone lines, telephone numbers, or telephone access acquired by the Company for B-MS, under the terms of this Agreement, shall be the sole property of B-MS.

11.     Releases
        --------

        11.1. Subject to all applicable laws, regulations and guidances, B-MS shall be responsible for obtaining all properly executed releases in connection with scientific or medical papers or scientific consultation required in connection with the services rendered by the Company, unless such papers and consultation are secured directly by the Company.

        11.2. Any materials furnished by Company pursuant to this Agreement, which have not been created for B-MS and are subject to the rights of third parties shall be specifically identified to B-MS in writing in advance of their proposed use. The Company shall obtain (and deliver upon request to B-MS) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which the Company prepares or uses. All such releases shall run to B-MS, its agents and employees where appropriate and customary. Except for works that have been secured by permission, the Company warrants and covenants that all works provided by the Company shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever, except that the Company shall not be responsible for any claim arising solely from the Company's adherence to B-MS' written instructions or directions which do not involve items of the Company's origin, design or selection. The rights and obligations of the parties under this paragraph shall at all times be subject to all applicable laws, regulations and guidances.

        11.3. The Company shall secure from Speakers, a signed release which shall run to B-MS, and which Company will provide to B-MS upon request.

12.     Insurance
        ---------

        12.1.   Insurance.  The Company will at all times during the term of
                ---------
                this Agreement maintain appropriate insurance coverage with responsible carriers. The Company shall provide B-MS proof of such coverage within ten (10) days of the execution of this Agreement.

        12.2.   Required Coverage.  The Company shall maintain general liability
                -----------------
                insurance coverage that includes property damage and personal injury components. Such insurance coverage, at a minimum, shall include the following types and amounts:

                12.2.1. Workers compensation and employers liability meeting the statutory minimum in the states in which Services are to be performed by Company employees;

                12.2.2. Commercial general liability insurance including premises and operations coverage with limits of not less than $1,000,000 per occurrence and $2,000,000 per accident; and,

                12.2.3. Property damage liability insurance with limits of not less than $500,000 per occurrence and $500,000 per accident.

        12.3. In the event a policy required by this Agreement is canceled or reduced to a level below the minimum liability limits prescribed hereinabove, the Company shall give B-MS fifteen (15) days prior written notice of such termination or reduction. In that event, B-MS shall have the right to terminate this Agreement if the Company is unable to secure the necessary coverage within fifteen (15) days of such notice.

13.     Force Majeure
        -------------

        13.1. If either party shall be delayed, interrupted or prevented from the performance of any obligation hereunder by reason of an Act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. In relation to any specific Project relating to the Product, if such interruption lasts more than twenty (20) consecutive days, either party may terminate such Project in accordance with the provisions of Article 14.

14.     Termination
        -----------

        14.1.   With or Without Cause
                ---------------------

                14.1.1. B-MS shall have the right to terminate this Agreement in its entirety, at any time, without cause, upon ninety (90) days' prior written notice, sent Certified Mail, return receipt requested, to the Company. In such event, the Company shall be paid the reasonable and necessary Ramp Down Costs during a wind-down period as mutually agreed by the parties.

                14.1.2. Either party shall have the right to terminate this Agreement in its entirety, effective immediately, at any time, if the other party fails to perform any material obligation or to cure a material breach, subject to the breaching party receiving written notice of the breach and provided further that such breach is not cured, or (in the event the breach is such that it cannot be cured within thirty (30) days) the breaching party has not commenced to cure the breach within thirty (30) days after written notice, sent Certified Mail, return receipt requested. In such event, the Company shall be paid the reasonable and necessary Ramp Down Costs during a wind-down period as mutually agreed by the parties.

                14.1.3. In the event B-MS determines that there are regulatory or legal issues related to any Product such that termination of the Agreement or a Project is advisable, B-MS may cancel the Company's Services relating to the Product upon written notice to the Company. In such event, the Company shall be paid the reasonable and necessary Ramp Down Costs during a wind-down period as mutually agreed by the parties. The Company shall not commence any new work upon receipt of notice.

                14.1.4. Either party shall notify the other in writing or by telefax (confirmed by certified mail) of its intention to terminate. All notices required by this Agreement shall be made, or confirmed, by certified mail, return receipt requested.

        14.2.   Duties of the Parties After Termination
                ---------------------------------------

                14.2.1. Upon receipt of notice of termination for any reason, the Company shall cease work on all Projects and shall submit to B-MS a written report of the status of all Services within 10 days of receipt of notice to terminate. B-MS shall specify which Projects are to be completed.

                14.2.2. Upon receipt of notice of termination, the Company shall not commence work on any new Projects, but it shall, only upon B-MS' written direction, complete all work previously approved by B-MS. If either the Company or B-MS desires to terminate all or any portion of work in progress on Projects commenced before receipt of notice of termination, it may do so only upon the parties' mutual determination of the compensation to be received by the Company for partially completed work.

                14.2.3. If any Project is terminated B-MS will pay the Company the portion of the Management Fee equal in amount to the proportion of work completed for that Project through the effective date of such termination compared to full completion of all work for said Project.

                14.2.4. Upon termination of this Agreement and upon consent of third party contractors, the Company shall assign to B-MS all of its rights in contracts, agreements, arrangements, or other transactions made with third parties for B-MS' account, effective on the date of termination or on such other date as may be agreed upon by the parties. B-MS shall assume all obligations and indemnify and hold the Company harmless from all liability thereunder. If any contract is non-assignable and consent to assignment is refused, or the Company cannot obtain a release from its obligations, the Company shall continue performance, and B-MS shall meet its obligations, as to the unassigned or unreleased contracts only, as though this Agreement had not been terminated.

                14.2.5. After the later of expiration of the period of notice or upon completion of all Projects, all rights, duties and responsibilities of both parties arising from this Agreement shall cease, with the following exceptions:

                         14.2.5.1. B-MS shall assume Company liability under, indemnify and hold Company harmless with respect to all outstanding contracts made by Company on behalf of B-MS pursuant to this Agreement, through the effective date of any such termination.

                         14.2.5.2.  All Intellectual Property, Inventions,
                                    B-MS Content and any electronic databases, property and/or materials either (a) in the possession or control of the Company, (b) previously paid for by B-MS, or (c) owned by B-MS, shall be transferred to B-MS in the form and in the method reasonably requested by B-MS, within 30 days of expiration or termination.

                         14.2.5.3.  All proposed marketing and publication
                                    plans and ideas prepared by and submitted by the Company and not paid for by B-MS shall remain in the possession of the Company unless and until B-MS pays the actual cost to the Company of such proposed marketing and publication plans and ideas.

                         14.2.5.4. The Company agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with third parties for materials yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

                         14.2.5.5. The obligation of the parties relating to Confidential Information shall continue for a period of five (5) years after any expiration or termination of this Agreement.

                14.2.6. For a two (2) year period after termination, the Company shall maintain complete records relating to Services by individual and by project. Such records shall be made available for audit or review by B-MS, at B-MS' expense.

15.     Suspension
        ----------

        15.1. B-MS shall have the right to suspend all or part of the Services by giving the Company ten (10) days prior written notice for legal or regulatory issues or thirty (30) days prior written notice for other issues, provided that B-MS pays the Company for all unavoidable Pass-Through Expenses and Ramp Down Costs and any uncancellable contracts entered into by the Company, pursuant to this Agreement, on behalf of B-MS prior to such notice of suspension and actually incurred by the Company during such suspension period. The Company shall use its best efforts to mitigate B-MS' liability for and shall set forth all such unavoidable Pass-Through Expenses and other costs in an estimated cost budget prepared by the Company and consented to in writing by B-MS. The Company and B-MS shall immediately confer concerning all matters related to said suspension. The Company shall use its best efforts to reassign Project team members and it shall obtain B-MS' written approval prior to reassigning any such members. All costs for any Company personnel whom the Company is not able to reassign shall be borne by B-MS during the term of suspension. Except as otherwise set forth in this paragraph, B-MS shall pay Company that portion of the Management Fee for suspended Services applicable to the work completed thereto. In the event B-MS has paid Company Management Fees and, as of the effective date of any such suspension, the Company has not performed Services to warrant such fees, Company shall promptly reimburse B-MS for such portion of the Management Fees attributable to such incomplete work.

16.     Assignability
        -------------

        16.1. This Agreement is a personal service contract and is not assignable by the Company. This Agreement is assignable by B-MS in whole or in part with the Company's written consent, which shall not be unreasonably withheld.

17.     Governing Law
        -------------

        17.1. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

18.     Severability
        ------------

        18.1. If any provision of this Agreement is declared legally invalid, such provision is to that extent omitted but the remainder of this Agreement shall continue to be binding upon both parties.

19.     No Waiver
        ---------

        19.1. No covenant or condition of this Agreement shall be waived except by written consent of B-MS and the Company.

        19.2. Forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of any covenant or condition to be performed by the other party. Until complete performance of such covenant or condition, either party shall be entitled to invoke any remedy available to it, under this Agreement or in equity despite its forbearance or indulgence.

20.     Equal Opportunity Compliance
        ----------------------------

        20.1.  Equal Opportunity: When applicable, the Company agrees to
               ------------------
               comply with the provision of Executive Order 11246 of September 24, 1965, and all rules, regulations and relevant orders of the Secretary of Labor, the provision of the Rehabilitation Act of 1973, as amended, 29 U.S.C. 701 et seq., and the provision of the
                                               -- ----
               Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, 38 U.S.C. 2012.

21.     Year 2000 Compliance
        --------------------

        21.1.  Definition of "Year 2000 Compliant."  For purposes of this
               ----------------------------------
               Agreement, the phrase "Year 2000 Compliant" shall describe hardware, software, and/or firmware on chips, including manufacturing process control systems, such as PLC's and bar coding devices (collectively, "Computer Systems") which consistently and reliably have and demonstrate all of the following capabilities and operating functionality:

        21.1.1. To handle information in date fields so as to distinguish dates in the century beginning in 2000 from the same dates in the century beginning in 1900, and also to recognize that the year 2000 is a leap year containing the date February 29;

        21.1.2. To manipulate dates from more than one century without invalid or incorrect results or abnormal program ending, whether the time such manipulation occurs is prior to the year 2000 or after the year 1999;

        21.1.3. To accommodate and inter-operate adequately with the format or formats of critical date data which the Computer Systems customarily receive as input, and which the Computer Systems customarily make available to other systems as output.

        21.1.4. Regardless of the content or accuracy of the foregoing disclosures, the Company further represents and warrants to B-MS that there shall be no material and adverse effect upon the Company's timely provision of quality goods and services to B-MS which is attributable to the failure of the Company to achieve Year 2000 Compliance for all of the Company's Systems;

        21.1.5. In the event any of the goods and/or services provided by the Company to B-MS consists of a license, sale or other transfer of the right to use any items of hardware, software and/or firmware in chips ("Computer System Supplied Item"), all such Computer System Supplied Items are now, and will remain Year 2000 Compliant continuously, from the date hereof until June 30, 2000, in such a manner that the Computer System Supplied Items will operate between January 1, 2000 and April 1, 2000 with substantially the same functionality and performance as such items operated prior to January 1, 2000.

        21.2.  Extension of Warranty Periods.  Notwithstanding any earlier
               ------------------------------
               expiration of warranty period provided hereunder or in any other applicable agreement between the parties, the warranty period and the period within which B-MS may submit warranty claims with respect to breach of the Year 2000 Warranties hereby provided shall begin on the date hereof and extend until July 1, 2000.

22.     Headings
        --------
        Article headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

23.     Entire Agreement
        ----------------

        23.1. This Agreement, any Schedules attached hereto, and any subsequent Project Orders attached hereto, represent the entire agreement between the parties with respect to the subject matter thereof, and shall not be altered by any oral agreement or representation. The terms of this Agreement supersede any existing agreement B-MS has with the Company related to the Services, any Projects, Programs or Meetings, and any prior or contemporaneous communications between the parties with respect to the subject matter of this Agreement. Any modification to this Agreement, the Schedules, and any future Project Order, must be in writing and executed by a duly authorized representative of each party.

24.     Notices
        -------

        24.1. All notices required or permitted to be given under this Agreement shall be in writing and given pursuant to the provisions of Article 14.1.4 at the following address:

                         Bristol-Myers Squibb Company
                         777 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                         Attention:  Andrew Abbott

               Mediconsult.com Limited
               Jardine House, 4th Floor

               33-35 Reid Street
               Hamilton, Bermuda HM LX
               Attention:  President

               With a copy to:
               Mediconsult.com, Limited
               1330 Avenue of the Americas
               17th Floor
               New York, New York  10019
               Attention:  General Counsel

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement and caused it to be executed by their duly authorized representatives.



Mediconsult.com,Limited                   Bristol-Myers Squibb Company

By:   /s/ Robert A. Jennings              By:  /s/ Peter R. Dolan
      ---------------------------              ---------------------------

Name:  Robert A. Jennings                 Name: Peter R. Dolan
       ---------------------------              ---------------------------

Title: Chairman & CEO                     Title: President - BMS
       ---------------------------               ---------------------------

Date: 2-8-00                             Date: 2-15-00
      ---------------------------              ---------------------------

By:                                      By:  /s/ Brian A. Markison
      ---------------------------             ---------------------------

Name:                                    Name: Brian A. Markison
      ---------------------------              ---------------------------

Title:                                   Title: President - NID
      ---------------------------               ---------------------------

Date:                                    Date: 2-15-00
      ---------------------------              ---------------------------